EXHIBIT 23


                                Consent of Expert



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{GRAPHIC-LETTERHEAD LOGO FOR BRYANT & WELBORN, L.L.P.]
BRYANT & WELBORN, L.L.P.
Certified Public Accountants                              Leon Welborn, C.P.A.
601 Chase Drive, Tyler, Texas 75701                       Leah Weatherly, C.P.A.
Tel. (903) 561-4041 Fax (903) 561-4048                    Jerry Garrett, C.P.A.


Board of Directors
East Texas Financial Services, Inc.
1200 S. Beckham
Tyler, Texas 75701

Members of the Board:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of East Texas Financial Services, Inc. (the "Company:) of our report on the financial statements included in the Company's Annual Report on Form 10-KSB for the year ended September 30, 1997, filed pursuant to the Securities Exchange Act of 1934, as amended.



/s/Bryant & Welborn, L.L.P.
---------------------------
Bryant & Welborn, L.L.P.

Tyler, Texas
December 22, 1997